Exhibit 99.1

Company Release – January 31, 2018

First Priority Financial Corp. Reports an Increase in 2017 Net Income of 7%

and a 30% Increase in Income Before Taxes for 2017 Compared to 2016

Malvern, Pa., January 31, 2018 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank (the “Bank”), today reported that net income for the year ended December 31, 2017 increased 7% to $2.46 million, or $0.33 per basic common share and $0.32 per fully diluted common share versus $2.30 million, or $0.29 per basic and fully diluted common share for the same period in 2016. Quarterly net income totaled $191 thousand, or $0.02 per basic and fully diluted common share for the fourth quarter of 2017, compared to $737 thousand, or $0.10 per basic and fully diluted common share in the fourth quarter of 2016 and compares to $719 thousand, or $0.10 per basic common share and $0.09 per fully diluted common share for the third quarter of 2017. For the year ended December 31, 2017, income before income taxes totaled $4.46 million, a 30% increase over $3.43 million recorded in 2016.

The full-year and fourth quarter earnings were negatively impacted by a non-recurring non-cash reduction in the value of First Priority’s net deferred tax asset (“DTA”) which resulted in a charge of $571 thousand which is included in the provision for income tax expense. This income tax adjustment was a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017, which lowered First Priority’s future maximum corporate tax rate from 34 percent to 21 percent. Although this reduced rate will provide tax savings in future periods, this charge was required to write-down First Priority’s DTA which was previously valued based upon the projection of a 34 percent future tax benefit.

Adjusted 2017 net income, when excluding the $571 thousand charge to reduce the value of the DTA (with such adjusted earnings being a non-GAAP measure), was $3.03 million or $0.42 per basic common share and $0.40 per fully diluted common share, representing a 32 percent increase in 2017 earnings compared to 2016’s full-year net income of $2.30 million, or $0.29 per basic and fully diluted common share. There were no unusual tax charges recorded during 2016. Non-GAAP adjusted net income for the three months ended December 31, 2017, when excluding the deferred tax asset charge, was $762 thousand, or $0.10 per basic and diluted common share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Measures (Unaudited)” for a discussion of our use of non-GAAP adjusted financial information, which includes a table reconciling GAAP and non-GAAP adjusted financial measures, for the periods ended December 31, 2017 and 2016.

At December 31, 2017, total assets were $609.9 million compared to $597.8 million at December 31, 2016. During 2017, total loans increased $30.7 million, or 6.3%, to $518.9 million, and total deposits increased $55.5 million, or 11.9%, to $523.2 million when comparing these same periods. Asset quality also remains strong as non-performing loans were 0.17% of total loans and non-performing assets were 0.24% of total assets as of December 31, 2017.

MERGER & ACQUISITION ACTIVITIES

As previously announced on January 16, 2018, First Priority entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid Penn Bancorp, Inc. (“Mid Penn”) pursuant to which First Priority will merge with and into Mid Penn (the “Merger”), with Mid Penn being the surviving corporation in the Merger. On a pro forma basis, at December 31, 2017, the combined company would have approximately $2 billion in total assets, $1.5 billion in loans, $1.75 billion in deposits and $170 million in equity capital. Under the terms of the Merger Agreement, shareholders of First Priority will receive 0.3481 shares of Mid Penn common stock for each share of First Priority common stock they own. Subject to customary closing conditions including regulatory and shareholder approvals, it is expected that the Merger will be completed in the third quarter of 2018. The combination will establish a community bank with 36 retail locations serving 12 counties in Pennsylvania and will have a geographical presence in southeastern Pennsylvania in Berks, Bucks Chester and Montgomery counties, central Pennsylvania in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland and Schuylkill counties and western Pennsylvania in Fayette and Westmoreland counties resulting from the acquisition of Scottdale Bank & Trust in January of this year.

David E. Sparks, Chairman and CEO, stated: “Our Company’s core operating performance for the current quarter and for the full year of 2017 has increased significantly from the comparable 2016 periods. As with most banks, net income recorded in both the full year and fourth quarter of 2017 was negatively impacted by the charge to income tax expense related to the change in corporate tax rates due to the Tax Cuts and Jobs Act enacted in late December. This change in tax rates, however, will have a positive impact on future reported earnings beginning in 2018 due to expected tax savings resulting from the reduction of federal income tax rates from 34 percent to 21 percent.”

Sparks also noted: “First Priority continued to experience strong asset quality during 2017 as non-performing loans totaled 0.17% of total loans and non-performing assets were 0.24% of total assets. Also, we experienced strong deposit growth as total deposits increased 12% and exceeded $500 million during 2017, while non-interest bearing demand deposits grew 20% during the current year. In addition, book value per common share increased to $7.16 per common share and tangible book value increased 5% during 2017 to $6.72 per common share as of the end of the current year.”

Sparks continued: “We are very excited and optimistic about our previously announced combination with Mid Penn Bancorp as two strong, high quality banks operating in contiguous markets will complement each other with geographic diversification, the benefits of greater size and scale and similar philosophies surrounding each bank’s commitment to service and customer loyalty. Once the merger is complete, the combined organization will be the ninth largest community bank in Pennsylvania which we believe will be in an ideal position to better grow and serve the ever-expanding needs of our new and existing customers. Both organizations place a high value on the level of service they provide to their customers, which is one of the many characteristics which attracted us to partnering with Mid Penn.”

Sparks also stated: “Importantly, it is our intention to further enhance the resources and support of all of our First Priority relationships with minimal changes and disruption. Although we are still in the early stages of combining our companies, several details have emerged that should benefit existing and potential new customers alike, including:

•	First, all First Priority branches will remain open;

•	Secondly, the combination will significantly expand both bank’s legal lending limit and will allow the Company to increase its reach and growth opportunities and better serve potential customers;

•	Thirdly, there are no currently anticipated disruptions or changes in retail and lending customer contact personnel;

•	Fourth, the Bank’s rate and product fee structures are anticipated to remain unchanged; and

•	Fifth, each bank’s management and staff complement each other very well.”

Sparks concluded: “In addition to our merger with Mid Penn, we are full speed ahead regarding our focus to continue to strengthen our banking business in both existing and new markets, including a deeper penetration in Chester County. In that regard, we look forward to opening our new West Chester Branch Office in late February of 2018.”

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Interest income	$6,218	$6,145	$5,715	$24,053	$21,246
Interest expense	1,618	1,574	1,209	5,849	4,530

Net interest income	4,600	4,571	4,506	18,204	16,716
Provision for loan losses	220	30	—	385	710

Net interest income after provision for loan losses	4,380	4,541	4,506	17,819	16,006
Non-interest income	403	239	169	1,041	1,545
Non-interest expenses	3,625	3,727	3,525	14,401	14,123

Income before income taxes	1,158	1,053	1,150	4,459	3,428
Income tax expense	967	334	413	2,001	1,128

Net income	$191	$719	$737	$2,458	$2,300
Preferred dividends	76	77	77	306	407

Income to common shareholders	$115	$642	$660	$2,152	$1,893

Basic earnings per common share	$0.02	$0.10	$0.10	$0.33	$0.29

Diluted earnings per common share	$0.02	$0.09	$0.10	$0.32	$0.29

Weighted average common shares outstanding:
Basic	6,578	6,577	6,530	6,559	6,514
Diluted	6,834	6,816	6,613	6,785	6,570

Net interest margin	3.18%	3.21%	3.34%	3.25%	3.34%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$8,257	$4,761
Investment securities	71,038	89,603
Loans receivable	518,927	488,243
Less: allowance for loan losses	3,405	3,330

Net loans	515,522	484,913
Premises and equipment, net	1,607	1,755
Bank owned life insurance	3,326	3,256
Deferred income taxes, net	923	2,697
Goodwill and other intangibles	2,894	2,960
Other assets	6,375	7,850

Total assets	$609,942	$597,795

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$523,150	$467,688
Federal Home Loan Bank of Pittsburgh advances	24,625	68,164
Subordinated debt	9,231	9,207
Other liabilities	2,440	4,690

Total liabilities	559,446	549,749

Shareholders’ equity	50,496	48,046

Total liabilities and shareholders’ equity	$609,942	$597,795

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	December 31,	December 31,
	2017	2016
Period End Balance Sheet Ratios:
Loan to deposit ratio	99.2%	104.4%
Equity to assets	8.28%	8.04%
Book value per common share	$7.16	$6.84

Selected Asset Quality Balances:
Non-performing loans	$901	$776
Other real estate owned	550	1,486

Total non-performing assets	$1,451	$2,262

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.17%	0.16%
Non-performing assets as a percentage of total assets	0.24%	0.38%
Allowance for loan losses as a percentage of total loans	0.66%	0.68%

RECONCILIATION OF NON-GAAP MEASURES (Unaudited:)

This earnings release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). We believe that calculating earnings per share excluding the impact of the adjustment of the deferred tax asset provides important supplemental information in evaluating First Priority’s operating results because this non-recurring charge is not incurred as a result of ongoing operations. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of First Priority’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding First Priority’s ongoing operating results. This supplemental presentation should not be construed as an inference that First Priority’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

RECONCILIATION OF NON-GAAP MEASURES, CONTINUED:

Earnings Per Share Excluding Non-Recurring Expenses

(Unaudited, in thousands, except per share data)

	For the three months ended			For the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income	$191	$719	$737	$2,458	$2,300
Plus: adjustment of deferred tax asset	571	—	—	571	—

Net income excluding non-recurring expenses	$762	$719	$737	$3,029	$2,300

Preferred dividends	76	77	77	306	407

Income to common shareholders excluding non-recurring expenses	$686	$642	$660	$2,723	$1,893

Adjusted basic earnings per common share	$0.10	$0.10	$0.10	$0.42	$0.29

Adjusted diluted earnings per common share	$0.10	$0.09	$0.10	$0.40	$0.29

Weighted average common shares outstanding:
Basic	6,578	6,577	6,530	6,559	6,514
Diluted	6,834	6,816	6,613	6,785	6,570

Balance Sheet and Capital Review:

•	Total assets were $609.9 million at December 31, 2017 compared to $597.8 million at December 31, 2016, an increase of $12.1 million, or 2.0%. This increase primarily resulted from a $30.7 million, or 6.3% increase, in loans outstanding, partially offset by a decline in investment portfolio balances of $18.6 million, as discussed below.

•	The investment portfolio totaled $71.0 million at December 31, 2017 compared to $89.6 million at December 31, 2016, a decrease of $18.6 million. During 2017, excluding short-term discount notes, the Company had net investments purchased of $13.3 million, including $24.1 million of additional purchases, net of sales with a book value of $10.8 million. Additionally, as of December 31, 2017, the investment portfolio included $15 million of Federal Home Loan Bank of Pittsburgh (“FHLB”) discount notes, and as of December 31, 2016, included $40 million of short-term United States Treasury securities, both of which were purchased related to year-end tax planning strategies and subsequently matured in January of each respective next year. Other investment portfolio activity resulted in a decline of $6.9 million. As of December 31, 2017 and 2016, $52.4 million and $70.6 million of investments, respectively, were classified as available for sale while $18.6 million and $19.0 million, respectively, were classified as held to maturity.

•	Loans outstanding were $518.9 million at December 31, 2017, an increase of $30.7 million, or 6.3%, from $488.2 million at December 31, 2016. During 2017, new loan production totaled approximately $75 million which was offset by principal payments, unscheduled loan payoffs and net changes in lines of credit totaling approximately $55 million. During this same period, the Company also purchased $16 million of performing residential real estate loans. The net increase related to all purchased real estate portfolios was $10.5 million after principal payments.

•	Deposits totaled $523.2 million at December 31, 2017 compared to $467.7 million at December 31, 2016, an increase of $55.5 million, or 11.9%. Total core deposits grew $15.3 million, or 6.8% while total time deposits grew $40.2 million, or 16.6%.

•	Total borrowings, consisting of FHLB advances and subordinated debt, totaled $33.9 million at December 31, 2017 compared to $77.4 million at December 31, 2016 representing a decrease of $43.5 million, or 56.2%, primarily in short-term overnight borrowings.

•	Total shareholders’ equity was $50.5 million at December 31, 2017, an increase of $2.5 million, or 5.1%, compared to $48.0 million at December 31, 2016. The equity to assets ratio as of December 31, 2017 was 8.28% and book value per common share was $7.16.

Asset Quality Highlights:

•	The allowance for loan losses was $3.4 million and $3.3 million as of December 31, 2017 and 2016, respectively, which represented 0.66% and 0.68% of total loans outstanding as of each respective date. Net charge-offs during 2017 totaled $310 thousand compared to $175 thousand during 2016. Net charge-offs were $132 thousand in the current quarter, primarily related to a single loan relationship, compared to net recoveries of $7 thousand in the fourth quarter of 2016.

•	Total non-performing loans increased slightly to $901 thousand, or 0.17% of total loans outstanding at December 31, 2017 compared to $776 thousand, or 0.16% of total loans outstanding as of December 31, 2016. Non-performing assets totaled $1.5 million, or 0.24% of total assets as of December 31, 2017, compared to $2.3 million, or 0.38%, of total assets as of December 31, 2016.

•	The coverage ratio of the allowance for loan losses compared to non-performing loans was 378% as of December 31, 2017 compared to 429% at December 31, 2016.

Operating Results Review:

•	Net interest income for the twelve months ended December 31, 2017 totaled $18.20 million compared to $16.72 million in the prior year, an increase of $1.49 million, or 8.9%. Average interest earning assets increased $59.6 million, or 11.9% when comparing these periods. For the twelve months ended December 31, 2017 the rate on average earning assets increased 5 basis points while the average cost of funds increased 18 basis points which resulted in a decline in net interest margin of 9 basis points from 3.34% at December 31, 2016 to 3.25% at December 31, 2017.

Net interest income totaled $4.60 million for the fourth quarter of 2017, an increase of $94 thousand, or 2.1%, compared to $4.51 million during the fourth quarter of 2016. When comparing these two periods, average interest earning assets increased $35.6 million, or 6.6%, compared to the fourth quarter of 2016, as average loans increased $15.7 million, or 3.2% and average investment securities and average other interest earning assets increased by $19.9 million, or 38.3%. Funding for this growth was provided by an increase in average interest bearing liabilities of $20.0 million, or 4.5%, by average non-interest bearing demand accounts of $9.6 million, or 20.7% and by an increase in average equity of $2.9 million. The increase in net interest income due to the increased volume was offset by a decrease in net interest margin of 16 basis points from 3.34% to 3.18% in the current quarter compared to the prior year. The rate on average interest earning assets increased 8 basis points primarily due to an increase in the average rate on loans. At the same time, the average cost of funds increased 30 basis points from 1.07% to 1.37%, resulting in a decrease of the net interest rate spread of 22 basis points from 3.16% for the fourth quarter of 2016 compared to 2.94% for the fourth quarter of 2017.

•	For the twelve months ended December 31, 2017, non-interest income decreased $504 thousand, as investment securities gains totaled $416 thousand in the current year, a decrease of $379 thousand compared to $795 thousand in the prior year, and wealth management fees declined $140 thousand from $308 thousand in the prior year to $168 thousand during 2017.

In the current quarter, non-interest income totaled $403 thousand, an increase of $234 thousand compared to $169 thousand in the fourth quarter of 2016. This increase primarily relates to a higher level of investment securities gains recorded totaling $229 thousand in the current quarter compared to none in the same period of last year.

•	The provision for loan losses recorded in the current year totaled $385 thousand compared to $710 thousand for the twelve months ended December 31, 2016. During 2016, the Company recorded an initial loan loss provision of $500 thousand related to the acquisition of $65 million in loans from another local banking institution during the third quarter of 2016. The provision for loan losses totaled $220 thousand in the current quarter compared to none recorded during the fourth quarter of 2016. The level of provision is impacted by management’s quarterly evaluation of the adequacy of the allowance, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans recorded.

•	For the twelve months ended December 31, 2017, non-interest expenses were $14.40 million, an increase of $278 thousand, or 2.0% from $14.12 million for the same period in 2016. The current year reflects overall incremental staffing costs to enhance business development opportunities, a higher level of marketing costs related to market awareness campaigns, an increased level of legal and external accounting costs and a higher level of deposit insurance premiums resulting from the Bank’s increased level of total assets as affected by the FDIC insurance premium calculation. These negative variances are offset by lower consulting and other real estate owned costs, as well as a lower level of occupancy costs in the current year due to the closure of the Bank’s Plumstead Office in mid-2016.

For the quarter ended December 31, 2017, non-interest expenses were $3.63 million, an increase of $100 thousand, or 2.8% from $3.53 million for the same period in 2016.

•	Income tax expense recorded for the three and twelve months ended December 31, 2017 totaled $967 thousand and $2.00 million, respectively, compared to $413 thousand and $1.13 million for the same respective periods in 2016. As previously stated, the full-year and fourth quarter provision for income tax expense was impacted by a charge related to the valuation of First Priority’s deferred tax asset totaling $571 thousand, resulting from the enactment of the Tax Cuts and Jobs Act in December, 2017, which lowered First Priority’s future maximum corporate tax rate from 34 percent to 21 percent. The deferred tax asset was previously valued based upon an expected future tax benefit using the 34% tax rate. For the full year of 2017, the effective tax rate was 44.9%, as reported, and was 32.1% exclusive of the charge described above, which compares to an effective tax rate of 32.9% for 2016.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $610 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its seven banking offices and one loan production office located throughout Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

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